Exhibit 99.2

Contacts:
Cris Larson	Danielle Bertrand
PDL BioPharma, Inc.	WeissComm Partners
775-832-8505	415-946-1056
Cris.Larson@pdl.com	dbertrand@wcpglobal.com

PDL BioPharma Announces Conversion Rate Adjustment for Its 2.75% Convertible

Subordinated Notes Due August 16, 2023

INCLINE VILLAGE, NV, September 18, 2009 — PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced an adjustment to the conversion rate for its 2.75% Convertible Subordinated Notes due August 16, 2023 (the “Notes”). The conversion rate, as adjusted, is 131.034 shares of common stock per $1,000 principal amount, effective September 18, 2009. The conversion rate for the Notes was previously 123.715 shares of common stock per $1,000 principal amount of the Notes.

On March 2, 2009, PDL announced a cash dividend of $0.50 per share of its common stock, payable to stockholders of record on September 17, 2009. In connection with the cash dividend, the conversion rate is increased by multiplying the previous conversion rate by a fraction, the numerator of which is the average closing price, as determined in accordance with the indenture governing the Notes, of PDL’s common stock for the ten consecutive trading days immediately preceding September 17, 2009, the record date for the cash dividend, and the denominator of which is the difference of such average closing price less $0.50.

About PDL BioPharma, Inc.

PDL BioPharma pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The company receives royalties on sales of a number of humanized antibody products marketed today and also may receive royalty payments on additional humanized antibody products launched before patent expiry in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.